                                        FILED PURSUANT TO RULE 424(B)(2)
                                        REGISTRATION STATEMENT NOS. 333-132370
                                        and 333-132370-01



THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 21, 2006

                                                           Prospectus Supplement
                                            (To Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

      STOCK MARKET UPTURN NOTES(SM)

BASED UPON THE NASDAQ-100 INDEX(R)
DUE     , 2007
$10.00 PER NOTE
PAYMENTS DUE FROM CITIGROUP FUNDING INC.
FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

o     We will not make any payments on the notes prior to maturity.

o You will receive at maturity for each note you hold an amount in cash equal to $10 plus an index return amount, which may be positive, zero or negative.

o The index return amount will be based on the percentage change of the Nasdaq-100 Index during the term of the notes.

      o If the Nasdaq-100 Index increases, the index return amount will be positive and will equal the product of (a) $10, (b) the percentage increase, subject to a maximum index return that is expected to be between approximately 8.25% and 9.25% (to be determined on the date the notes are priced for initial sale to the public), in the Nasdaq-100 Index, and (c) a participation rate that is expected to be 200%. Because of the maximum index return, the index return
            amount is not expected to exceed between approximately $      and
            $      and the maturity payment is not expected to exceed between
            approximately $      and $      per note.

      o If the Nasdaq-100 Index decreases, the index return amount will be negative and will equal the product of (a) $10 and (b) the percentage decrease in the Nasdaq-100 Index. If the index return amount is negative, the maturity payment will be less than the $10 principal amount per note and could be zero.

      o If there is no change in the Nasdaq-100 Index, the index return amount will be zero and the maturity payment will be $10 per note.

o The notes are not principal-protected. At maturity you could receive an amount in cash less than your initial investment in the notes.

o We will apply to list the notes on the Nasdaq Stock Market under the symbol "SFSU."

      INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-7.

      "Nasdaq-100 Index(R)," "Nasdaq-100(R)" and "Nasdaq(R)" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Citigroup Funding Inc. The notes have not been passed on by The Nasdaq Stock Market, Inc. as to their legality or suitability. The notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. and The Nasdaq Stock Market, Inc. make no warranties and bear no liability with respect to the notes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                  PER NOTE   TOTAL
                                                  --------   -----
Public Offering Price  . . . . . . . . . . . . .  $10.00     $
Underwriting Discount  . . . . . . . . . . . . .  $          $
Proceeds to Citigroup Funding Inc. . . . . . . .  $          $

      The underwriter expects to deliver the notes to purchasers on or about , 2006.

 Investment Products    Not FDIC insured    May Lose Value    No Bank Guarantee

                                [CITIGROUP LOGO]

      , 2006

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE NOTES?

     The notes pay an amount at maturity that will depend on the percentage increase or decrease in the ending value of the Nasdaq-100 Index from its starting value. If the ending value of the Nasdaq-100 Index is less than its starting value, the payment you receive at maturity will be directly linked to the percentage decrease in the ending value of the index from its starting value, in which event you will receive less than the amount of your original investment in the notes. The notes are not principal-protected. If the ending value of the Nasdaq-100 Index is greater than its starting value, the payment you receive at maturity will be greater than the amount of your original investment in the notes. If the ending value of the Nasdaq-100 Index exceeds its starting value by between approximately 8.25% and 9.25% (a maximum index return which will be determined on the date on which the notes are priced for initial sale to the public, which we refer to as the pricing date) or less, the appreciation on an investment in the notes will be two times the return on an instrument directly linked to the Nasdaq-100 Index because of the upside participation rate of 200%. However, because the maximum index return limits the index return amount you can receive at maturity to between approximately 16.5% and 18.5% of the principal amount of the notes, in no circumstances will the
payment you receive at maturity be more than between approximately $     and
$     per note.

     The notes mature on           , 2007 and do not provide for earlier
redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the notes is not guaranteed.

     Each note represents a principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that these systems maintain with DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in this prospectus supplement and the section "Description of Debt Securities -- Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE ANY INTEREST OR DIVIDEND PAYMENTS ON THE NOTES?

     We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks underlying the Nasdaq-100 Index.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     The notes will mature on           , 2007. At maturity, you will receive
for each note an amount in cash equal to $10 plus an index return amount, which may be positive, zero or negative. Because the index return amount may be negative, the maturity payment could be less than the $10 principal amount per note and could be zero.

HOW WILL THE INDEX RETURN AMOUNT BE CALCULATED?

     The index return amount will be based on the index return of the Nasdaq-100 Index. The index return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                         Ending Value - Starting Value
                       ---------------------------------
                                 Starting Value

provided that the index return will be subject to a maximum index return of between approximately 8.25% and 9.25% (to be determined on the pricing date) on any percentage increase.

     How the index return amount is calculated will depend on whether the index return is positive, zero or negative:

     - IF THE INDEX RETURN IS POSITIVE, the index return amount will equal the product of:

                 $10 * Upside Participation Rate * Index Return

     The upside participation rate is 200%. Because the index return will be capped at between approximately 8.25% and 9.25% (to be determined on the pricing date), the index return amount cannot exceed between approximately
     $   and $   and the maturity payment cannot exceed between approximately
     $   and $   per note.

     - IF THE INDEX RETURN IS ZERO (in other words, if there is no change in the value of the Nasdaq-100 Index over the term of the notes), the index return amount will be zero and the maturity payment will be $10 per note.

     - IF THE INDEX RETURN IS NEGATIVE, the index return amount will equal the product of:

                               $10 * Index Return

      In this case, the index return amount will be negative and the maturity payment will be less than $10 per note and could be zero.

     The starting value will equal the closing value of the Nasdaq-100 Index on the pricing date.

     The ending value will be the closing value of the Nasdaq-100 Index on the third index business day before the maturity date.

     The amount payable to you at maturity is dependent upon the performance of the Nasdaq-100 Index during the period after the pricing date up to and including the date on which the ending value is determined.

     - If the Nasdaq-100 Index increases by more than between approximately 8.25% and 9.25% during this period, the maximum index return will limit the index return to between approximately 8.25% and 9.25% (to be determined on the pricing date) and will limit your participation in the index's appreciation to between approximately 16.5% and 18.5% of the principal amount of the notes. For increases in the value of the index of more than between approximately 16.5% and 18.5%, therefore, the notes provide less appreciation than an investment in an instrument directly linked to the index.

     - If the Nasdaq-100 Index increases by between approximately 8.25% and 9.25% during this period, the appreciation on an investment in the notes will be between approximately 16.5% and 18.5%. The index return will, because of the maximum index return be between approximately 8.25% and 9.25% and the upside participation rate of 200% will increase your participation in the index's appreciation to between approximately 16.5% and 18.5% of the principal amount of the notes. For increases in the value of the index equal to or greater than between approximately 8.25% and 9.25% and less than between approximately 16.5% and 18.5%, therefore, the notes provide more appreciation than an investment in an instrument directly linked to the index. For an increase in the value of the index of between approximately 16.5% and 18.5%, an investment in the notes provides the same appreciation as an investment in an instrument directly linked to the index.

     - If the Nasdaq-100 Index increases by less than between approximately 8.25% and 9.25% during this period, the index return will equal the percentage appreciation in the index, and the participation rate of 200% will increase your participation in the index's appreciation. For increases in the value of the index of less than between approximately 8.25% and 9.25%, therefore, the notes provide two times the appreciation of an investment in an instrument directly linked to the index.

     - If the Nasdaq-100 Index decreases during this period, the index return and index return amount will be negative. Because there is no floor on depreciation, you will participate in all depreciation in the value of the index.

     For more specific information about the "index return amount," the "index return," the determination of an "index business day" and the effect of a market disruption event on the determination of the index return amount and the index return, please see "Description of the Notes -- Index Return Amount" in this prospectus supplement.

IS THERE A POSSIBILITY OF LOSS OF CAPITAL?

     If the ending value of the Nasdaq-100 Index is less than its starting value, at maturity you will receive less than the original principal amount of the notes. This will be true even if the value of the index exceeded its starting value at one or more times over the term of the notes. Even if the ending value of the index is greater than its starting value, the total yield on the notes may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity. You should refer to "Risk Factors Relating to the Notes -- The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity" in this prospectus supplement.

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For a table setting forth hypothetical maturity payments, see "Description of the Notes -- Maturity Payment -- Hypothetical Examples" in this prospectus supplement.

WHO PUBLISHES THE NASDAQ-100 INDEX AND WHAT DOES IT MEASURE?

     Unless otherwise stated, all information on the Nasdaq-100 Index provided in this prospectus supplement is derived from Nasdaq or other publicly available sources. The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on The Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of February 28, 2006, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: technology (55.85%), consumer services (19.64%), health care (15.19%), industrials (5.35%), consumer goods (2.39%), telecommunications (0.96%), oil and gas (0.34%) and basic materials (0.29%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of February 28, 2006 were as follows: Microsoft Corporation (6.92%), QUALCOMM Incorporated (6.57%), Apple Computer, Inc. (5.66%), Cisco Systems, Inc. (3.12%) and Google Inc (3.09%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks, of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the underlying stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each underlying stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 underlying stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude, which is more desirable for Nasdaq-100 Index reporting purposes.

     Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Nasdaq-100 Index.

HOW HAS THE NASDAQ-100 INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing values of the Nasdaq-100 Index on the last index business day of each month from January 2001 to February 2006 and a graph showing the closing values of the Nasdaq-100 Index on the last index business day of each month from April 1985 through February 2006. You can find the table and the graph in the section "Description of the Nasdaq-100
Index(R) -- Historical Data on the Nasdaq-100 Index(R)" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Nasdaq-100 Index in recent years. However, past performance is not necessarily indicative of how the Nasdaq-100 Index will perform in the future. You should also refer to the section "Risk Factors Relating to the Notes -- The Historical Performance of the Nasdaq-100 Index Is Not an Indication of the Future Performance of the Index" in this prospectus supplement.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     In purchasing a note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Nasdaq-100 Index at maturity. Under such treatment, upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the note. In addition, at maturity a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder's tax basis in the note at that time. Gain or loss on the sale, redemption or other disposition of the notes generally will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at maturity. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the notes on the Nasdaq Stock Market under the symbol "SFSU." You should be aware that, even if the notes are approved for listing on the Nasdaq Stock Market, that will not necessarily ensure that a liquid trading market will be available for the notes.

CAN YOU TELL ME MORE ABOUT CITIGROUP AND CITIGROUP FUNDING?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

WHAT IS THE ROLE OF CITIGROUP FUNDING AND CITIGROUP'S AFFILIATE, CITIGROUP GLOBAL MARKETS INC.?

     Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP FUNDING'S HEDGING ACTIVITY?

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the Nasdaq-100 Index or in other instruments, such as options, swaps or futures, based upon the Nasdaq-100 Index or the stocks underlying the Nasdaq-100 Index. This hedging activity could affect the value of the Nasdaq-100 Index and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to "Risk Factors Relating to the Notes -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this prospectus supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the notes. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the notes, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets, Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the notes.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT IN THE NOTES?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this prospectus supplement.

                       RISK FACTORS RELATING TO THE NOTES

     Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the closing value of the Nasdaq-100 Index on the third index business day before the maturity date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the Nasdaq-100 Index and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS IF THE VALUE OF THE NASDAQ-100 INDEX DECLINES

     The amount of the maturity payment will depend on the closing value of the Nasdaq-100 Index on the third index business day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your notes. If the ending value of the Nasdaq-100 Index is less than the starting value of the Nasdaq-100 Index, the amount you receive at maturity for each note will be less than the $10 you pay for each note, and could be zero, in which case your investment in the notes will result in a loss. This will be true even if the value of the Nasdaq-100 Index at any point during the term of the notes exceeds the starting value of the Nasdaq-100 Index.

THE APPRECIATION OF YOUR INVESTMENT IN THE NOTES WILL BE CAPPED

     As a result of the maximum index return of between approximately 8.25% and 9.25% (to be determined on the pricing date), the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the Nasdaq-100 Index. Even with an upside participation rate of 200%, the maximum index return will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will participate to between approximately 16.5% and 18.5% of the principal amount of the notes. If the ending value of the Nasdaq-100 Index exceeds the starting value by more than between approximately 16.5% and 18.5%, the appreciation on an investment in the notes will be less than the appreciation on an investment in the underlying stocks of the Nasdaq-100 Index or an investment in an instrument that was directly linked to the Nasdaq-100 Index but was not subject to a maximum index return.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The notes do not pay any interest. As a result, if the ending value of the
Nasdaq-100 Index is less than      (an increase of      % from the starting
value of the Nasdaq-100 Index), the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

YOU WILL NOT RECEIVE ANY PERIODIC PAYMENTS ON THE NOTES

     You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments, if any, or other distributions made on the stocks underlying the Nasdaq-100 Index.

THE HISTORICAL PERFORMANCE OF THE NASDAQ-100 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE NASDAQ-100 INDEX

     The historical performance of the Nasdaq-100 Index, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the Nasdaq-100 Index during the term of the notes. Changes in value of the Nasdaq-100 Index will affect the trading price of the notes, but it is impossible to predict whether the value of the Nasdaq-100 Index will fall or rise.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE NASDAQ-100 INDEX

     Your return on the notes will not reflect the return you would realize if you actually owned the stocks underlying the Nasdaq-100 Index because Nasdaq calculates the Nasdaq-100 Index by reference to the prices of the stocks comprising the Nasdaq-100 Index without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the notes may be less than the return you would realize if you actually owned the stocks underlying the Nasdaq-100 Index even if the ending value of the Nasdaq-100 Index is greater than its starting value.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the Nasdaq-100 Index and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     VALUE OF THE NASDAQ-100 INDEX. We expect that the market value of the notes will depend substantially on the relationship between the closing value of the Nasdaq-100 Index on the pricing date and the future value of the Nasdaq-100 Index. However, changes in the value of the Nasdaq-100 Index may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the Nasdaq-100 Index exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the Nasdaq-100 Index will continue to fluctuate from that time to the time when the ending value of the Nasdaq-100 Index is determined. If you choose to sell your notes when the value of the Nasdaq-100 Index is below the value of the index on the pricing date, you may receive less than the amount you originally invested.

     Trading prices of the underlying stocks of the Nasdaq-100 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment of a particular underlying stock. Citigroup Funding's hedging activities in the underlying stocks of the Nasdaq-100 Index, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the underlying stocks of the Nasdaq-100 Index.

     VOLATILITY OF THE NASDAQ-100 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the Nasdaq-100 Index changes during the term of the notes, the market value of the notes may decrease.

     EVENTS INVOLVING THE COMPANIES COMPRISING THE NASDAQ-100 INDEX. General economic conditions and earnings results of the companies whose common stocks comprise the Nasdaq-100 Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, we expect that the market value of the notes may decrease because the Nasdaq-100 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, we expect that the market value of the notes may increase.

     INTEREST RATES. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Nasdaq-100 Index the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of the Nasdaq-100 Index during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

     HEDGING ACTIVITIES. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more of the stocks underlying the Nasdaq-100 Index or in other instruments, such as options, swaps or futures, based upon the Nasdaq-100 Index or the stocks underlying the

Nasdaq-100 Index. This hedging activity could affect the value of the Nasdaq-100 Index and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

     CITIGROUP FUNDING AND CITIGROUP'S CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes. The notes are subject to the credit risk of Citigroup, the guarantor of any payments due on the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the value of the Nasdaq-100 Index.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE NASDAQ-100 INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF CITIGROUP FUNDING

     Citigroup Funding's affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying stocks of the Nasdaq-100 Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Nasdaq-100 Index and therefore the market value of the notes.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP FUNDING AND CITIGROUP, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP FUNDING'S HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the Nasdaq-100 Index or in other instruments, such as options, swaps or futures, based upon the Nasdaq-100 Index or the stocks underlying the Nasdaq-100 Index. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the Nasdaq-100 Index and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE NOTES ARE UNCERTAIN

     No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

                            DESCRIPTION OF THE NOTES

     The description in this prospectus supplement of the particular terms of the Stock Market Upturn Notes(SM) Based Upon the Nasdaq-100 Index(R) Due
          , 2007 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The Stock Market Upturn Notes Based Upon the Nasdaq-100 Index(R) (the "Notes") pay an amount at maturity that will depend on the percentage increase or decrease in the Ending Value of the Nasdaq-100 Index from its Starting Value. If the Ending Value of the Nasdaq-100 Index is less than its Starting Value, the payment you receive at maturity will be directly linked to the percentage decrease in the Ending Value of the index from its Starting Value, in which event you will receive less than the amount of your original investment in the Notes. If the Ending Value of the Nasdaq-100 Index is greater than its Starting Value, the payment you receive at maturity will be greater than the amount of your original investment in the Notes. If the Ending Value of the Nasdaq-100 Index exceeds its Starting Value by between approximately 8.25% and 9.25% (a maximum Index Return which will be determined on the Pricing Date) or less, the appreciation on an investment in the Notes will be two times the return on an instrument directly linked to the Nasdaq-100 Index because of the upside participation rate of 200%. However, because the maximum Index Return limits the Index Return Amount you can receive at maturity to between approximately 16.5% and 18.5% of the principal amount of the Notes, in no circumstances will the
payment you receive at maturity be more than between approximately $     and
$     per Note.

     The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. Any payments due under the Notes are fully and unconditionally guaranteed by Citigroup. The aggregate
principal amount of Notes issued will be $          (          Notes). The Notes
will mature on           , 2007, will constitute part of the senior debt of
Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the Notes at maturity is not guaranteed. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

INTEREST

     We will not make any periodic payments of interest or any other payments on the Notes until maturity. At maturity, in addition to your initial principal, you will receive an Index Return Amount as described below. You will not be entitled to receive dividend payments or other distributions, if any, made on the stocks underlying the Nasdaq-100 Index.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     The Notes will mature on             , 2007. At maturity, you will receive
for each Note a Maturity Payment equal to the sum of the initial principal amount of $10 per Note plus the Index Return Amount, which may be positive, zero or negative.

INDEX RETURN AMOUNT

     The Index Return Amount will be based on the Index Return of the Nasdaq-100 Index. The Index Return, which is presented in this prospectus supplement as a percentage, will equal the following fraction:

                         Ending Value - Starting Value
                    ----------------------------------------
                                 Starting Value

provided that the Index Return will be subject to a maximum Index Return of between approximately 8.25% and 9.25% (to be determined on the Pricing Date) on any percentage increase. The actual maximum Index Return will be determined on the Pricing Date.

     How the Index Return Amount will be calculated depends on whether the Index Return is positive, zero or negative:

     - IF THE INDEX RETURN IS POSITIVE, the Index Return Amount will equal the product of:

                 $10 * Upside Participation Rate * Index Return

       The upside participation rate is 200%. Because the Index Return will be capped at between approximately 8.25% and 9.25% (to be determined on the Pricing Date), the Index Return Amount cannot exceed between
       approximately $     and $     and the Maturity Payment cannot exceed
       between approximately $     and $     per Note.

     - IF THE INDEX RETURN IS ZERO (in other words, if there is no change in the value of the Nasdaq-100 Index over the term of the Notes), the Index Return Amount will be zero and the Maturity Payment will be the $10 principal amount per Note.

     - IF THE INDEX RETURN IS NEGATIVE, the Index Return Amount will equal the product of:

                               $10 * Index Return

       In this case, the Index Return Amount will be negative and the Maturity Payment will be less than the $10 principal amount per Note and could be zero.

     The "Starting Value" will equal the closing value of the Nasdaq-100 Index on the Pricing Date.

     The "Pricing Date" means the date on which the Notes are priced for initial sale to the public.

     The "Ending Value" will be the closing value of the Nasdaq-100 Index on the third Index Business Day before the maturity date.

     If no closing value of the Nasdaq-100 Index is available on the third business day before maturity because of a Market Disruption Event or otherwise, the value of the Nasdaq-100 Index for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Nasdaq-100 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Nasdaq-100 Index by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity.

     An "Index Business Day" means a day, as determined by the calculation agent, on which the Nasdaq-100 Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Nasdaq-100 Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Nasdaq-100 Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error.

     A "Market Disruption Event" means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Nasdaq-100 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Nasdaq-100 Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Nasdaq-100 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nasdaq-100 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nasdaq-100 Index will be based on a comparison of the portion of the value of the Nasdaq-100 Index attributable to that security relative to the overall value of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Because the return on the Notes is dependent on the Ending Value of the Nasdaq-100 Index, and because the Ending Value of the Nasdaq-100 Index could be a number of different values, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity.

     The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values on the amount payable on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

    - Issue Price: $10.00

    - Maximum Index Return: 8.75%

    - Starting Value: 1650
    - Upside Participation Rate: 200%

    - Annualized dividend yield of the Nasdaq-100 Index: 0.39%


                          TOTAL RETURN
ENDING                       ON THE         TOTAL RETURN     INDEX RETURN     MATURITY PAYMENT
VALUE    INDEX RETURN   NASDAQ-100 INDEX*   ON THE NOTES        AMOUNT            PER NOTE
    0      -100.00%          -99.51%          -100.00%          -$10.00             $0.00
  825       -50.00%          -49.51%           -50.00%           -$5.00             $5.00
 1238       -25.00%          -24.51%           -25.00%           -$2.50             $7.50
 1279       -22.50%          -22.01%           -22.50%           -$2.25             $7.75
 1320       -20.00%          -19.51%           -20.00%           -$2.00             $8.00
 1361       -17.50%          -17.01%           -17.50%           -$1.75             $8.25
 1403       -15.00%          -14.51%           -15.00%           -$1.50             $8.50
 1444       -12.50%          -12.01%           -12.50%           -$1.25             $8.75
 1485       -10.00%           -9.51%           -10.00%           -$1.00             $9.00
 1526        -7.50%           -7.01%            -7.50%           -$0.75             $9.25
 1568        -5.00%           -4.51%            -5.00%           -$0.50             $9.50
 1609        -2.50%           -2.01%            -2.50%           -$0.25             $9.75
 1650         0.00%            0.49%             0.00%            $0.00            $10.00
 1691         2.50%            2.99%             5.00%            $0.50            $10.50
 1733         5.00%            5.49%            10.00%            $1.00            $11.00
 1774         7.50%            7.99%            15.00%            $1.50            $11.50
 1815        10.00%           10.49%            17.50%            $1.75            $11.75
 1856        12.50%           12.99%            17.50%            $1.75            $11.75
 1898        15.00%           15.49%            17.50%            $1.75            $11.75
 1939        17.50%           17.99%            17.50%            $1.75            $11.75
 1980        20.00%           20.49%            17.50%            $1.75            $11.75
 2021        22.50%           22.99%            17.50%            $1.75            $11.75
 2063        25.00%           25.49%            17.50%            $1.75            $11.75

---------------

* Assumes dividend yield on the Nasdaq-100 Index is compounded annually and is not re-invested.

     The examples are for purposes of illustration only. The actual Index Return Amount will depend on the actual Starting Value, Ending Value, maximum Index Return and Participation Rate determined by the calculation agent as provided in this prospectus supplement. Historical closing values for the Nasdaq-100 Index are included in this prospectus supplement under "Description of the Nasdaq-100 Index(R) -- Historical Data on the Nasdaq-100 Index."

DISCONTINUANCE OF THE NASDAQ-100 INDEX

     If Nasdaq discontinues publication of the Nasdaq-100 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Index, then the value of the Nasdaq-100 Index will be determined by reference to the value of that index, which we refer to as a "successor index."

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

     If Nasdaq discontinues publication of the Nasdaq-100 Index and a successor index is not selected by the calculation agent or is no longer published on the date of determination of the value of the Nasdaq-100 Index, the value to be substituted for the Nasdaq-100 Index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the Nasdaq-100 Index prior to any such discontinuance.

     If Nasdaq discontinues publication of the Nasdaq-100 Index prior to the determination of the Index Return Amount and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Index Return Amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the value of the Nasdaq-100 Index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect trading in the Notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Nasdaq-100 Index as described above, the successor index or value will be substituted for the Nasdaq-100 Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the market value of the Notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Nasdaq-100 Index or any successor index is changed in any material respect, or if the Nasdaq-100 Index or any successor index is in any other way modified so that the value of the Nasdaq-100 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Nasdaq-100 Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Nasdaq-100 Index or the successor index. Accordingly, if the method of calculating the

Nasdaq-100 Index or any successor index is modified so that the value of the Nasdaq-100 Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the Maturity Payment, calculated as though the maturity of the Notes were the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the claim of the beneficial owner of a Note against the entity that becomes subject to a bankruptcy proceeding will be capped at the Maturity Payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

     In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for,
at the rate of   % per annum on the unpaid amount due.

BOOK-ENTRY SYSTEM

     Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the section "Description of Debt Securities -- Book-Entry Procedures and Settlement" in the accompanying prospectus. DTC has confirmed that it intends to follow such procedures.

CALCULATION AGENT

     The calculation agent for the Notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to the holders of the Notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                     DESCRIPTION OF THE NASDAQ-100 INDEX(R)

GENERAL

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of February 28, 2006, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: technology (55.85%), consumer services (19.64%), health care (15.19%), industrials (5.35%), consumer goods (2.39%), telecommunications (0.96%), oil and gas (0.34%) and basic materials (0.29%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of February 28, 2006 were as follows: Microsoft Corporation (6.92%), QUALCOMM Incorporated (6.57%), Apple Computer, Inc. (5.66%), Cisco Systems, Inc. (3.12%) and Google Inc. (3.09%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks (the "Underlying Stocks"), of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the Underlying Stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each Underlying Stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 Underlying Stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

     THE NASDAQ-100 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE INDEX RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

COMPUTATION OF THE NASDAQ-100 INDEX

  UNDERLYING STOCK ELIGIBILITY CRITERIA AND ANNUAL RANKING REVIEW

     To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

          (1) the security must be of a non-financial company;

          (2) only one class of security per issuer is allowed;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 200,000 shares per day;

          (5) the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

          (6) if a security would otherwise qualify to be in the top 25% of the issuers included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one year "seasoning" criteria would apply;

          (7) if the security is of a foreign issuer, the company must have listed options or be eligible for listed options trading;

          (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being index eligible within the next six months; and

          (9) the issuer of the security may not have annual audited financial statements with an audit opinion which the auditor or the issuer has indicated cannot be currently relied upon.

     These Nasdaq-100 Index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc. In addition, to be eligible for continued inclusion a security must meet the following criteria:

          (1) the security must be listed on the NASDAQ National Market;

          (2) the security must be of a non-financial company;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 200,000 shares;

          (5) if the security is of a foreign issuer, it must have listed options or be eligible for listed options trading;

          (6) the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq-100 Index effective after the close of trading on the third Friday of the following month; and

          (7) the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company has indicated cannot be currently relied upon.

     The Underlying Stocks are evaluated annually as follows (such evaluation is referred to herein as the "Annual Ranking Review"). Securities listed on The Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index that have the largest market capitalization. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Underlying Stock is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

     In addition to the Annual Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5%, such change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such Underlying Stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such Underlying Stocks.

     Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

  REBALANCING OF THE NASDAQ-100 INDEX

     Effective after the close of trading on December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Underlying Stocks from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the Underlying Stocks are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1%). Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Underlying Stock must be less than or equal to 24% and (2) the "collective weight" of those Underlying Stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48%.

     If either one or both of these weight distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Underlying Stock exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough for the adjusted weight of the single largest Underlying Stock to be set to 20%. Second, relating to weight distribution requirement (2) above, for those Underlying Stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough for the "collective weight," so adjusted, to be set to 40%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be distributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor that sets it equal to the average Nasdaq-100 Index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller Underlying Stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor that sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) above and/or weight distribution requirement (2) above.

     Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

HISTORICAL DATA ON THE NASDAQ-100 INDEX

     The following table sets forth the value of the Nasdaq-100 Index at the end of each month in the period from January 2001 through February 2006. These historical data on the Nasdaq-100 Index are not necessarily indicative of the future performance of the Nasdaq-100 Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the Notes.

                               2001      2002      2003      2004      2005      2006
                              -------   -------   -------   -------   -------   -------
January.....................  2593.00   1550.17    983.05   1493.08   1519.63   1710.75
February....................  1908.32   1359.22   1009.74   1470.38   1511.02   1670.57
March.......................  1573.25   1452.81   1018.66   1438.41   1482.53
April.......................  1855.15   1277.07   1106.06   1401.36   1420.79
May.........................  1799.89   1208.34   1197.89   1466.22   1542.63
June........................  1830.19   1051.41   1201.69   1516.64   1493.52
July........................  1683.61    962.11   1276.94   1400.39   1605.14
August......................  1469.70    942.38   1341.20   1368.68   1581.71
September...................  1168.37    832.52   1303.70   1412.74   1601.66
October.....................  1364.78    989.54   1416.39   1486.72   1579.18
November....................  1596.05   1116.10   1424.25   1571.50   1672.56
December....................  1577.05    984.36   1467.92   1621.12   1645.20

     The closing value of the Nasdaq-100 Index on March 21, 2006, was 1672.47.

HISTORICAL CLOSING VALUES

     The following graph illustrates the historical performance of the Nasdaq-100 Index based on the closing value thereof at the end of each month from April 1985 through February 2006. Past movements of the index are not necessarily indicative of future index values.

                (HISTORICAL NASDAQ-100 INDEX PERFORMANCE GRAPH)

LICENSE AGREEMENT

     The Nasdaq Stock Market, Inc. ("Nasdaq") and Citigroup Global Markets Inc., Citigroup Funding's affiliate, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc., in exchange for a fee, of the right to use indices owned and published by Nasdaq in connection with certain securities, including the Notes.

     The license agreement between Nasdaq and Citigroup Global Markets Inc. provides that the following language must be stated in this prospectus supplement.

     The Notes are not sponsored, endorsed, sold or promoted by the Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to Citigroup Global Markets Inc. and its affiliates (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the Notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

     THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATIONS OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY

OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     All disclosures contained in this prospectus supplement regarding the Nasdaq-100 Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Nasdaq. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a "U.S. person") who is the beneficial owner of a Note (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. Thus, it is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different than those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing a Note, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Nasdaq-100 Index at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder's payment obligation under the forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding's other assets and applied in a manner consistent with the section "Use of Proceeds and Hedging" in the accompanying prospectus.)

     Under the characterization of the Notes as cash-settled capped variable forward contracts, a holder's tax basis in a Note generally will equal the holder's cost for that Note. Upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the Notes. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition.

     Under such characterization, at maturity a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder's tax basis in the Notes at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at maturity.

     It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different than those described above. Under alternative characterizations of the Notes, it is possible, for example, that the Notes could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

     It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis. The IRS and U.S. Treasury Department issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the "wait and see" method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires a current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the Notes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on any underlying asset from the scope of "constructive ownership" transactions. This category may include the Notes. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     In the case of a holder of the Notes that is not a U.S. person, any payments made with respect to the Notes will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the Notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

ESTATE TAX

     In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the Pricing Date, which incorporates by reference the underwriting agreement basic provisions dated March 10, 2006, govern the sale and purchase of the Notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup
Funding has agreed to sell to Citigroup Global Markets Inc., $       principal
amount of Notes (       Notes), the payments on which are fully and
unconditionally guaranteed by Citigroup.

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the Notes included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the Notes if it purchases any of the Notes.

     Citigroup Global Markets Inc. proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain dealers at the public
offering price less a concession not to exceed $     per Note. Citigroup Global
Markets Inc. may allow, and these dealers may reallow, a concession not to
exceed $     per Note on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of
this prospectus supplement equal to $     per Note for the Notes they sell. If
all of the Notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

     Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the Notes, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the Notes or any security convertible into or exchangeable for the Notes or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the Notes. Consequently, the initial public offering price for the Notes was determined by negotiations among Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the Notes will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the Notes will develop and continue after this offering.

     Citigroup Funding will apply to list the Notes on the Nasdaq Stock Market under the symbol "SFSU."

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell Notes and the underlying stocks of the Nasdaq-100 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of Notes in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of Notes or the underlying stocks of the Nasdaq-100 Index made for the purpose of preventing a decline in the market price of the Notes or the underlying stocks of the Nasdaq-100 Index while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section "Risk Factors Relating to the Notes -- The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Underlying the Nasdaq-100 Index or Derivative Instruments Related to the Index by Affiliates of Citigroup Funding" and
"-- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" in this prospectus supplement and the section "Use of Proceeds and Hedging" in the accompanying prospectus.

     We estimate that our total expenses for this offering will be $          .

     Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding's broker-dealer affiliates in connection with offers and sales of the Notes (subject to obtaining any necessary approval of the Nasdaq Stock Market for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the Notes and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the Notes.

                                 LEGAL MATTERS

     The validity of the Notes and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by Michael S. Zuckert, Esq. Mr. Zuckert, General Counsel, Finance and Capital Markets of Citigroup and legal counsel to Citigroup Funding, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the Notes and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Summary Information -- Q&A ...............................................  S-2
Risk Factors Relating to the Notes .......................................  S-7
Description of the Notes .................................................  S-10
Description of the Nasdaq-100 Index(R) ...................................  S-15
Certain United States Federal Income Tax Considerations ..................  S-21
Underwriting .............................................................  S-23
ERISA Matters ............................................................  S-24
Legal Matters ............................................................  S-24

                                   PROSPECTUS

Prospectus Summary .......................................................     1
Forward-Looking Statements ...............................................     6
Citigroup Inc. ...........................................................     6
Citigroup Funding Inc. ...................................................     6
Use of Proceeds and Hedging ..............................................     7
European Monetary Union ..................................................     8
Description of Debt Securities ...........................................     8
Description of Index Warrants ............................................    21
Description of Debt Security and Index Warrant Units .....................    24
Limitations on Issuances in Bearer Form ..................................    25
Plan of Distribution .....................................................    26
ERISA Matters ............................................................    29
Legal Matters ............................................................    29
Experts ..................................................................    29


                             CITIGROUP FUNDING INC.

                           STOCK MARKET UPTURN NOTES(SM)

                                   BASED UPON
                             THE NASDAQ-100 INDEX(R)
                               DUE        , 2007
                        ($10 PRINCIPAL AMOUNT PER NOTE)
                                PAYMENTS DUE FROM
                             CITIGROUP FUNDING INC.
                            FULLY AND UNCONDITIONALLY
                          GUARANTEED BY CITIGROUP INC.

                               -----------------

                              PROSPECTUS SUPPLEMENT
                                     , 2006
                           (INCLUDING PROSPECTUS DATED
                                 MARCH 10, 2006)

                               -----------------

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